INTL FCStone Inc. Announces Executive Appointments

NEW YORK, September 15, 2015 -- INTL FCStone Inc. (Nasdaq: INTL), a leader in the development of specialized financial services in commodities, securities, global payments, foreign exchange and other markets, today announced that Scott J. Branch will resign as President of INTL FCStone. The position of President will be taken up by Sean M. O'Connor, Chief Executive Officer of INTL FCStone, effective October 1, 2015.

This is part of a planned transition allowing Mr. Branch to retire effective December 31, 2016. Mr. Branch will remain an employee of INTL FCStone until December 31, 2016, continuing to fulfill his current day-to-day responsibilities in order to ensure a smooth transition, and will remain a member of the Company's main executive and management committees. Mr. Branch also will remain a director of INTL FCStone. He will continue to hold himself available for appointment as a director of INTL FCStone through at least 2020.

In addition, INTL FCStone also announced the appointments of Xuong Nguyen as Chief Operating Officer and Tricia Harrod as Chief Risk Officer. The appointments of Mr. Nguyen and Ms. Harrod will be effective October 1, 2015.

Mr. Nguyen presently serves as Executive Vice President of the FCM Division of INTL FCStone Financial Inc., a subsidiary of the Company, as well as Chief Operating Officer of additional subsidiaries of INTL FCStone Inc.

Ms. Harrod presently serves as Global Head of Risk for INTL FCStone Inc., and its subsidiaries.

About INTL FCStone Inc.
INTL FCStone Inc., including its subsidiaries, is a leader in the development of specialized financial services in commodities, securities, global payments, foreign exchange and other markets. Its revenues are derived primarily from financial products and advisory services that fulfill clients' needs and provide bottom-line benefits to their businesses. INTL creates added value for clients by providing access to global financial markets using industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. INTL's client-first approach engenders trust, and has enabled INTL to establish leadership positions in a number of complex fields in financial markets around the world.

Further information on INTL FCStone is available at www.intlfcstone.com.

CONTACT:
INTL FCStone Inc.
Kent Coughlin

Director of Public Relations
+615-234-2756
kent.coughlin@intlfcstone.com